Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Class A Common Stock of Facebook, Inc., the Common Stock of Apple Inc., the Common Stock of Netflix, Inc. and the Class A Common Stock of Alphabet Inc. Due July-----, 2021

Preliminary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying shares:	Shares of class A common stock of Facebook, Inc., shares of common stock of Apple Inc., shares of common stock of Netflix, Inc. and shares of class A common stock of Alphabet Inc.
Pricing date:	June , 2018
Valuation dates:	Quarterly
Maturity date:	July , 2021
Contingent coupon:	3.50% to 3.75% per quarter (14.00% to 15.00% per annum)*, payable quarterly only if the closing price of the worst performing underlying shares on the applicable valuation date is greater than or equal to its coupon barrier price. You are not assured of receiving any contingent coupon payments on the securities.
Automatic early redemption:	If the closing price of the worst performing underlying shares on any potential redemption date is greater than or equal to its initial share price, the securities will be automatically redeemed for an amount equal to the stated principal amount plus the related contingent coupon payment.
Potential redemption dates:	Each valuation date beginning in September 2018 and ending in March 2021
Coupon barrier:	For each of the underlying shares, 65% of its initial share price
Final barrier price:	For each of the underlying shares, 65% of its initial share price
Payment at maturity (if the securities are not earlier automatically redeemed):

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final share price of the worst performing underlying shares on the final valuation date is greater than or equal to the applicable final barrier price: $1,000 plus the contingent coupon payment due at maturity

▪  If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price:

$1,000 × the share performance factor of the worst performing underlying shares on the final valuation date

If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you will receive less than 65% of the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

CUSIP / ISIN:	17324CWA0 / US17324CWA07

* The actual contingent coupon rate will be determined on the pricing date

Initial share price:	For each of the underlying shares, its closing price on the pricing date
Final share price:	For each of the underlying shares, its closing price on the final valuation date
Share performance factor:	For each of the underlying shares on any valuation date, its closing price on that valuation date divided by its initial share price
Worst performing underlying shares:	For any valuation date, the underlying shares with the lowest share performance factor determined on that valuation date

Hypothetical Payment at Maturity(1)
Hypothetical Return of Worst Performing Underlying Shares(2)	Hypothetical Payment at Maturity per Security
50.00%	$1,000.00
20.00%	$1,000.00
15.00%	$1,000.00
10.00%	$1,000.00
5.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-35.00%	$1,000.00
-35.01%	$649.99
-40.00%	$600.00
-50.00%	$500.00
-100.00%	$0.00

(1) Assumes the securities are not automatically redeemed prior to maturity. Does not include the final contingent coupon payment, if applicable. Does not illustrate how contingent coupon payments may or may not be made over the term of the securities. Each security has a stated principal amount of $1,000.00.

(2) Hypothetical return of worst performing underlying shares = hypothetical percentage change from initial share price to final share price of worst performing underlying shares on final valuation date

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the following hyperlink: Preliminary Pricing Supplement dated June 8, 2018

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com

Selected Risk Considerations
•	You may lose some or all of your investment. If the securities are not automatically redeemed prior to maturity and if the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying shares on the final valuation date have declined from their initial share price, regardless of the performance of the other underlying shares. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•	You will not receive any contingent coupon payment for any quarter in which the closing price of the worst performing underlying shares is less than its coupon barrier price on the related valuation date.

•	The securities are subject to the risks of all of the underlying shares and will be negatively affected if any of the underlying shares perform poorly, even if the other underlying shares perform well.

•	The return on the securities depends solely on the performance of the worst performing underlying shares, and you will not benefit in any way from the performance of the better performing underlying shares.

•	You will be subject to risks relating to the relationship among the underlying shares. The less correlated the underlying shares, the more likely it is that any one of the underlying shares will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying shares to perform poorly; the performance of the underlying shares that are not the worst performing underlying shares is not relevant to your return on the securities at maturity or upon an earlier automatic redemption.

•	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments.

•	The securities offer downside exposure, but no upside exposure, to the underlying shares.

•	The securities are particularly sensitive to volatility of the underlying shares. Whether the contingent coupon will be paid, whether the securities will be automatically redeemed and whether you are repaid your principal at maturity will depend on the closing prices of the worst performing underlying shares solely on the applicable valuation dates.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	The issuer and its affiliates may have economic interests that are adverse to yours as a result of its and their affiliates’ business activities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-216372 and 333-216372-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com